UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2026

Stabilis Solutions, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-40364	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Katy Freeway Suite 900 Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

832-456-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.001 par value	SLNG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, Stabilis GDS, Inc. (“Stabilis GDS”), a wholly-owned subsidiary of Stabilis Solutions, Inc. (“Stabilis” and, together with Stabilis GDS, the “Company”), entered into a time charter agreement dated December 12, 2025 (as subsequently amended, the “Charter”) with Seaspan Energy Ltd. (the “Owners”) for the time charter of the liquefied natural gas bunkering vessel Seaspan Garibaldi.

On June 11, 2026, Stabilis GDS and the Owners entered into a Termination Option Agreement granting the Owners an option to terminate the Charter. On June 24, 2026, the Owners exercised that option, and the Charter terminated effective June 24, 2026.

In connection with the termination, Stabilis GDS is obligated to pay the Owners an early termination fee of $750,000, due January 1, 2027, as well as certain amounts that had previously accrued under the Charter totaling approximately $1.1 million payable in two installments during the third quarter of 2026.

Item 9.01 Financial Statements and Exhibits

Exhibits:

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STABILIS SOLUTIONS, INC.
By: /s/Andrew L. Puhala
Andrew L. Puhala
Chief Financial Officer

Date: June 25, 2026